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                     January 9, 2024

       Michael Liu
       Chief Financial Officer
       Tristar Acquisition I Corp.
       2 Burlington Woods Drive, Suite 100
       Burlington, MA 01803

                                                        Re: Tristar Acquisition
I Corp.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            File March 9, 2023
                                                            File No. 001-40905

       Dear Michael Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction